Exhibit 99.1
FAT BRANDS INC. REPORTS FIRST QUARTER 2023 FINANCIAL RESULTS
Conference call and webcast today at 4:30 p.m. ET
LOS ANGELES (May 8, 2023) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) today reported financial results for the fiscal first quarter ended March 26, 2023.
Andy Wiederhorn, Chairman of FAT Brands, commented, “I am proud of the Company we have created and the team we have assembled and look forward to working alongside Ken and Rob in their new positions as Co-Chief Executive Officers. Over the last few years, Ken and Rob have played key roles in the accelerated growth of the FAT Brands portfolio comprised of 17 iconic restaurant brands with over 2,300 units and systemwide sales of $2.2 billion annually.”

“Organic growth at FAT Brands remains strong. We opened 41 new units during the first quarter and plan to open 45 additional units in the second quarter. For the full year, we expect to open 175 new units representing over 25% growth from last year. Our pipeline is robust with development agreements for more than 1,000 new locations, including high-growth brands like Twin Peaks. We are also increasing the utilization of our manufacturing facility by raising production levels of cookie dough to serve our brands’ needs.”

“Over the long term, we intend to create value through organic growth, acquiring additional brands that are strategic to our portfolio make-up and debt management, all while providing shareholders with a consistent dividend.”

Fiscal First Quarter 2023 Highlights
•Total revenue improved 8.5% to $105.7 million compared to $97.4 million in the fiscal first quarter of 2022
◦System-wide sales growth of 9.9% in the fiscal first quarter of 2023 compared to the prior year fiscal quarter
◦Year-to-date system-wide same-store sales growth of 4.3% in the fiscal first quarter of 2023 compared to the prior year
◦41 new store openings during the fiscal first quarter of 2023
•Net loss of $32.1 million, or $1.95 per diluted share, compared to $23.8 million, or $1.45 per diluted share, in the fiscal first quarter of 2022
•Adjusted EBITDA(1) of $19.2 million compared to $15.1 million in the fiscal first quarter of 2022
•Adjusted net loss(1) of $23.5 million, or $1.43 per diluted share, compared to $18.5 million, or $1.13 per diluted share, in the fiscal first quarter of 2022

(1)EBITDA, Adjusted EBITDA and adjusted net loss are non-GAAP measures defined below, under “Non-GAAP Measures”. Reconciliation of GAAP net loss to EBITDA, adjusted EBITDA and adjusted net loss are included in the accompanying financial tables.

Summary of Fiscal First Quarter 2023 Financial Results
Total revenue increased $8.3 million, or 8.5%, in the first quarter of 2023, to $105.7 million compared to $97.4 million in the same period of 2022, driven by increased same-store sales and revenues from new restaurant openings.
Costs and expenses increased $8.4 million, or 8.7%, in the first quarter of 2023 to $105.3 million compared to $96.9 million in the same period in the prior year, primarily due to increased activity from company-owned restaurants and the Company's factory, as well as professional fees related to certain litigation matters.
General and administrative expense increased $3.7 million, or 14.8%, in the first quarter of 2023 compared to the same period in the prior year, primarily due to increased professional fees related to pending litigation and government investigations.
Cost of restaurant and factory revenues increased $4.3 million, or 7.8%, in the first quarter of 2023, primarily due to higher company-owned restaurant and dough factory revenues.
Depreciation and amortization increased $0.6 million, or 8.5%, in the first quarter of 2023 compared to the same period in the prior year, primarily due to depreciation of new company-owned restaurant property and equipment.
Refranchising net loss in the first quarter of 2023 of $0.2 million was comprised of $0.1 million in net gains related to the sale or closure of refranchised restaurants, offset by $0.3 million in restaurant operating costs, net of food sales.
Advertising expenses increased $0.3 million in the first quarter of 2023 compared to the prior year period. These expenses vary in relation to advertising revenues.
Total other expense, net for the first quarters of 2023 and 2022 was $30.0 million and $19.7 million, respectively, primarily comprised of net interest expense of $30.1 million and $21.0 million, respectively.
Adjusted net loss was $23.5 million, or $1.43 per diluted share, in the first quarter of 2023 compared to $18.5 million, or $1.13 per diluted share, in the first quarter of 2022.
Key Financial Definitions
New store openings - The number of new store openings reflects the number of stores opened during a particular reporting period. The total number of new stores per reporting period and the timing of stores openings has, and will continue to have, an impact on our results.
Same-store sales growth - Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open and in the FAT Brands system for at least one full fiscal year. For stores that were temporarily closed, sales in the current and prior period are adjusted accordingly. Given our focused marketing efforts and public excitement surrounding each opening, new stores often experience an initial start-up period with considerably higher than average sales volumes, which subsequently decrease to stabilized levels after three to six months. Additionally, when we acquire a brand, it may take several months to integrate fully each location of said brand into the FAT Brands platform. Thus, we do not include stores in the comparable base until they have been open and in the FAT Brands system for at least one full fiscal year.
System-wide sales growth - System wide sales growth reflects the percentage change in sales in any given fiscal period compared to the prior fiscal period for all stores in that brand only when the brand is owned by FAT Brands. Because of acquisitions, new store openings and store closures, the stores open throughout both fiscal periods being compared may be different from period to period.
Conference Call and Webcast
FAT Brands will host a conference call and webcast to discuss its fiscal first quarter 2023 financial results today at 4:30 PM ET. Hosting the conference call and webcast will be Andy Wiederhorn, Chairman of the Board, and Ken Kuick, Co-Chief Executive Officer and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-888-886-7786 from the U.S. or 1-416-764-8658 internationally. A replay will be available after the call until Monday, May 29, 2023, and can be accessed by dialing 1-844-512-2921 from the U.S. or 1-412-317-6671 internationally. The passcode is 24335100. The webcast will be available at www.fatbrands.com under the “Investors” section and will be archived on the site shortly after the call has concluded.
About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets, and develops fast casual, quick-service, casual dining, and polished casual dining concepts around the world. The Company currently owns 17 restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Fazoli’s, Twin Peaks, Great American Cookies, Hot Dog on a Stick, Buffalo’s Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Native Grill & Wings, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses and franchises and owns approximately 2,300 units worldwide. For more information, please visit www.fatbrands.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future financial and operating results of the Company, estimates of future EBITDA, the timing and performance of new store openings, future reductions in cost of capital and leverage ratio, our ability to conduct future accretive acquisitions, our pipeline of new store locations, and the recovery of our business from the COVID-19 pandemic. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. Forward-looking statements are subject to significant business, economic and competitive risks, uncertainties and contingencies, many of which are difficult to predict and beyond our control, which could cause our actual results to differ materially from the results expressed or implied in such forward-looking statements. We refer you to the documents that we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Non-GAAP Measures (Unaudited)
This press release includes the non-GAAP financial measures of EBITDA, adjusted EBITDA and adjusted net loss.
EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors, and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a measure of our financial performance or liquidity that is determined in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net loss as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.
Adjusted EBITDA is defined as EBITDA (as defined above), excluding expenses related to acquisitions, refranchising gain or losses, impairment charges, and certain non-recurring or non-cash items that the Company does not believe directly reflect its core operations and may not be indicative of the Company’s recurring business operations.
Adjusted net loss is a supplemental measure of financial performance that is not required by or presented in accordance with GAAP. Adjusted net loss is defined as net loss plus the impact of adjustments and the tax effects of such adjustments. Adjusted net loss is presented because we believe it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net loss as presented may not be comparable to other similarly titled measures of other companies, and our presentation of adjusted net loss should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.
Reconciliations of net loss presented in accordance with GAAP to EBITDA, adjusted EBITDA and adjusted net loss are set forth in the tables below.

Investor Relations:
ICR
Michelle Michalski
ir-fatbrands@icrinc.com
646-277-1224
Media Relations:
Erin Mandzik
emandzik@fatbrands.com
860-212-6509

FAT Brands Inc. Consolidated Statements of Operations

	Thirteen Weeks Ended
(In thousands)	March 26, 2023	March 27, 2022

Revenue
Royalties	$22,485	$20,898
Restaurant sales	62,601	58,077
Advertising fees	9,351	9,361
Factory revenues	9,165	8,179
Franchise fees	802	714
Other revenue	1,287	174
Total revenue	105,691	97,403

Costs and expenses
General and administrative expense	28,415	24,753
Cost of restaurant and factory revenues	59,087	54,799
Depreciation and amortization	7,116	6,561
Refranchising loss	159	548
Advertising fees	10,527	10,257
Total costs and expenses	105,304	96,918

Income from operations	387	485

Other (expense) income, net
Interest expense	(25,090)	(19,027)
Interest expense related to preferred shares	(5,043)	(1,999)
Other income, net	156	1,310
Total other expense, net	(29,977)	(19,716)

Loss before income tax provision	(29,590)	(19,231)

Income tax provision	2,536	4,524

Net loss	$(32,126)	$(23,755)

Basic and diluted loss per common share	$(1.95)	$(1.45)
Basic and diluted weighted average shares outstanding	16,487,119	16,388,471
Cash dividends declared per common share	$0.14	$0.13

FAT Brands Inc. Consolidated EBITDA and Adjusted EBITDA Reconciliation

	Thirteen Weeks Ended
(In thousands)	March 26, 2023	March 27, 2022

Net loss	$(32,126)	$(23,755)
Interest expense, net	30,133	21,026
Income tax provision	2,536	4,524
Depreciation and amortization	7,116	6,470
EBITDA	7,659	8,265
Bad debt expense	1,035	185
Share-based compensation expenses	1,095	2,112
Non-cash lease expenses	381	284
Acquisition costs	—	248
Refranchising loss	159	548
Litigation costs	7,744	2,956
Severance	—	526
Net loss related to advertising fund deficit	1,085	10
Pre-opening expenses	29	—
Adjusted EBITDA	$19,187	$15,134

FAT Brands Inc. Adjusted Net Loss Reconciliation

	Thirteen Weeks Ended
(In thousands, except share and per share data)	March 26, 2023	March 27, 2022

Net loss	$(32,126)	$(23,755)
Refranchising loss	159	548
Acquisition costs	—	248
Litigation costs	7,744	2,956
Severance	—	526
Tax adjustments, net (1)	677	1,006
Adjusted net loss	$(23,546)	$(18,471)

Loss per basic and diluted share	$(1.95)	$(1.45)
Adjusted loss per basic and diluted share	$(1.43)	$(1.13)

Weighted average basic and diluted shares outstanding	16,487,119	16,388,471
(1) Reflects the tax impact of the adjustments using the effective tax rate for the respective periods.